EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of The Kroger Co. of our report dated March 31, 2026 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in The Kroger Co.'s Annual Report on Form 10-K for the year ended January 31, 2026.

/s/ PricewaterhouseCoopers LLP

Cincinnati, Ohio

June 30, 2026